Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                       February 27, 2009

Tandy Leather Factory Authorizes Share Repurchase
Adopts Stock Repurchase Plan under Rule 10b5-1

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (AMEX: TLF) announced today that the Company’s Board of Directors has authorized a stock repurchase program, permitting the Company to repurchase up to one million shares of its common stock at prevailing market prices not to exceed $2.85.  In addition, the Board has adopted a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of the shares pursuant to this authorization.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.  The Company has selected Merriman Curhan Ford & Co. to conduct the repurchases on the Company’s behalf, subject to the parameters specified in the plan.

The 10b5-1 share repurchases are expected to commence April 1, 2009 and continue through March 10, 2010, subject to conditions specified in the 10b5-1 plan.  The Company may terminate the plan at any time.

Ron Morgan, Chief Executive Officer, commented, “We are pleased to announce that our Board has authorized this stock repurchase program.  It is a reflection of our Board’s confidence in our financial strength and our overall commitment to our stockholders.  We believe that the purchase of our common stock at the current stock price represents an attractive opportunity to benefit the long-term interests of the Company and our stockholders.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 74 Tandy Leather retail stores, located in 35 states and 5 Canadian provinces, one combination wholesale/retail store located in the United Kingdom, and Mid-Continent Leather Sales, one store located in Oklahoma.  Its common stock trades on the American Stock Exchange with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.